As filed with the Securities and Exchange Commission on October 6, 2022

Registration No. 333-260390

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT No. 2 TO

FORM F-1 ON FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALENS SEMICONDUCTOR LTD.

(Exact Name of Registrant as Specified in Its Charter)

State of Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Valens Semiconductor Ltd.

8 Hanagar St. POB 7152

Hod Hasharon 4501309

Israel

+972 (9) 762-6900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael Kaplan Brian Wolfe Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000	Dror Heldenberg Keren Shmueli Sidi Valens Semiconductor Ltd. 8 Hanagar St. POB 7152 Hod Hasharon 4501309 Israel Tel: +972 (9) 762-6900	Assaf Naveh Elad Ziv Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to Form F-1 on Form F-3 is being filed by Valens Semiconductor Ltd. (the “Registrant”) to (i) convert the Registration Statement on Form F-1 (File No. 333-260390) (as amended, the “Registration Statement”) into a Registration Statement on Form F-3 and (ii) deregister the 12,500,000 of our ordinary shares, no par value per share, purchased in a private placement in connection with our Business Combination (as defined herein), as such ordinary shares are no longer entitled to registration rights. The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the U.S. Securities and Exchange Commission declares the registration statement effective. This preliminary prospectus is not an offer to sell these securities and we and the selling stockholders are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2022

PRELIMINARY PROSPECTUS

VALENS SEMICONDUCTOR LTD.

9,080,000 Ordinary Shares

The selling shareholder named in this prospectus may offer and sell from time to time up to 3,330,000 ordinary shares underlying the private placement warrants (the “private placement warrants”) issued in a private placement to PTK Holdings LLC (the “Selling Shareholder”) in connection with our business combination (the “Business Combination”) with PTK Acquisition Corporation (“PTK”).

The Selling Shareholder may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the ordinary shares or warrants, except with respect to amounts received by us upon the exercise of the warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Shareholder will bear all commissions and discounts, if any, attributable to its sale of ordinary shares or warrants. See “Plan of Distribution.”

In addition, this prospectus relates to the issuance by us of up to 5,750,000 ordinary shares that are issuable by us upon the exercise of the public warrants assumed by us, which were previously registered in connection with the Business Combination (the “public warrants”).

Our ordinary shares and public warrants are listed on The New York Stock Exchange under the symbols “VLN” and “VLNW”, respectively. On October 5, 2022, the last reported sales price of our ordinary shares was $4.48 per share and the last reported sales price of our warrants was $0.28 per warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2022.

No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

SELECTED DEFINITIONS

“Ancillary Documents” means the Sponsor Letter Agreement (as defined herein), the Subscription Agreements (as defined herein), the Support Agreements (as defined herein), the Investors’ Rights Agreement (as defined herein), the Valens Warrant Agreement (as defined herein), and each other agreement, document, instrument and/or certificate contemplated by the Business Combination Agreement executed or to be executed in connection with the transactions contemplated thereby.

“Cash” means (i) the cash on hand (including petty cash), cash in current accounts (including checking and savings accounts and money market accounts), cash in short-term deposit or similar accounts (including interest accrued with respect thereto), money orders, certified checks, checks and drafts received from third parties and not yet deposited and cleared, and cash equivalents (including negotiable or other readily marketable securities and short term investments or any short-term Indebtedness issued or guaranteed by the government of the United States or the State of Israel), but excluding any restricted cash, plus (ii) Valens transaction expenses paid by Valens prior to the Closing, plus (iii) any PTK transaction expenses paid by Valens prior to Closing, if any.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means accounting principles generally accepted in the United States of America.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage, termination fees or other amounts payable upon the discharge thereof) arising under or in respect of (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred and unpaid purchase price of property, assets or services, including “earn-outs” and “seller notes” (but excluding any amounts payable under purchase orders made in the ordinary course of business, including any trade payables), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases (other than operating leases) required to be capitalized under GAAP, (f) derivative, hedging, swap, cap, collar, foreign exchange or similar arrangements, including all obligations or unrealized losses of Valens and its subsidiaries pursuant to hedging or foreign exchange arrangements, or (g) any of the obligations of any other person of the type referred to in clauses (a) through (f) above guaranteed by such person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“private placement warrants” means the warrants PTK sold to Sponsor via private placement in connection with the PTK IPO.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means PTK Holdings LLC, a Delaware limited liability company.

“PTK IPO” means the initial public offering of PTK, which was consummated on July 15, 2020.

“Transactions” means the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

“units” means the 10,000,000 units sold as part of the PTK IPO and the 1,500,000 units sold to the underwriter following the exercise of its overallotment option, each consisting of one share of PTK common stock and one-half of one redeemable PTK warrant.

“Valens preferred shares” means, collectively, the redeemable convertible preferred shares composed of Series A, Series B1, Series B2, Series C, Series D and Series E preferred shares of Valens, in each case NIS 0.01 par value per share.

“Valens warrants” means the warrants received by warrant holders of PTK in exchange for PTK warrants pursuant to the Business Combination Agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Valens’ forward-looking statements include, but are not limited to, statements regarding Valens or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	The cyclicality of the semiconductor industry;

•	The effects of health epidemics, such as the recent global COVID-19 pandemic;

•	The impact of the global pandemic caused by COVID-19 on our customers’ budgets and on economic conditions generally, as well as the length, severity of and pace of recovery following the pandemic;

•	Competition in the semiconductor industry, and the failure to introduce new technologies and products in a timely manner to compete successfully against competitors;

•	If Valens fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;

•	Disruptions in relationships with any one of Valens’ key customers;

•	Any difficulty selling Valens’ products if customers do not design its products into their product offerings;

•	Valens’ dependence on winning selection processes;

•	Even if Valens succeeds in winning selection processes for its products, Valens may not generate timely or sufficient net sales or margins from those wins;

•	Sustained yield problems or other delays in the manufacturing process of products;

•	Our ability to effectively manage, invest in, grow, and retain our sales force, research and development capabilities, marketing team and other key personnel;

•	Our ability to timely adjust product prices to customers following price increase by the supply chain;

•	Our ability to adjust our inventory level due to sudden reduction in demand due to inventory buffers accrued by customers;

•	Our expectations regarding the outcome of any future litigation in which we are named as a party;

•	Our ability to adequately protect and defend our intellectual property and other proprietary rights;

•	The market price and trading volume of the Valens ordinary shares may be volatile and could decline significantly;

•	Political, economic, governmental and tax consequences associated with our incorporation and location in Israel;

•	Political, economic and governmental consequences associated with the Russia-Ukraine conflict; and

•	The other matters described in the section titled “Risk Factors”.

SUMMARY OF THE PROSPECTUS

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus and the documents incorporated by reference in this prospectus carefully before deciding to invest in our securities.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Company”, “we,” “our,” “us” and other similar terms refer to Valens Semiconductor Ltd. and our consolidated subsidiaries.

General

Valens is a leading provider of semiconductor products, pushing the boundaries of connectivity by enabling long-reach, high-speed video and data transmission for the professional audio-video and automotive industries. Valens’ Emmy® award-winning HDBaseT technology is the leading standard in the professional audio-video market, with tens of millions of Valens chipsets integrated into thousands of HDBaseT-enabled products and implemented in millions of audio-video products globally. Valens technology for Automotive is a key enabler of the evolution of autonomous driving, providing chipsets that support Advanced Driver-Assistance Systems (“ADAS”), Automated Driving Systems (“ADS”), infotainment, telecommunications and basic connectivity. Valens’ underlying technology has been selected in 2020 by the MIPI Alliance as the basis for the new standard for high-speed automotive video connectivity. In 2021, the IEEE standards association adopted A-PHY in full as one of its own standards and Valens was the first-in-industry to ship engineering samples of its VA7000 chipset, compliant with the MIPI A-PHY Standard, to leading Automotive OEMs and Tier 1s.

The mailing address of Valens’ principal executive office is 8 Hanagar St. POB 7152, Hod Hasharon 4501309, Israel and its telephone number is +(972) 9-762-6900.

THE OFFERING

Securities being offered

We are registering the resale by the Selling Shareholder named in this prospectus, or their permitted transferees, up to 3,330,000 ordinary shares underlying private placement warrants issued in a private placement to the Selling Shareholder.

In addition, we are registering up to 5,750,000 ordinary shares issuable upon exercise of the public warrants that were previously registered.

Terms of the Offering	The Selling Shareholder will determine when and how it will dispose of the ordinary shares registered under this prospectus.

Shares outstanding prior to the offering	As of September 30, 2022, we had 99,438,211 ordinary shares issued and outstanding.

Shares outstanding after the offering	108,518,211 ordinary shares (assuming the exercise for cash of warrants to purchase 9,080,000 ordinary shares).

Use of proceeds	We will not receive any of the proceeds from the sale of the ordinary shares by the Selling Shareholder except with respect to amounts received by us due to the exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.

New York Stock Exchange ticker symbol	Our ordinary shares and warrants are listed on the New York Stock Exchange under the symbols “VLN” and “VLNW.”

RISK FACTORS

Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks in our then-most recent Annual Report on Form 20-F, and the updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.

USE OF PROCEEDS

All of the ordinary shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its respective amount. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $104,420,000 from the exercise of the warrants, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the private placement warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

DESCRIPTION OF SECURITIES

Description of Valens Ordinary Shares

General

This section summarizes the material rights of the combined company shareholders under Israeli law, and the material provisions of the combined company’s amended articles that became effective upon the effectiveness of the Business Combination.

Share Capital

The authorized share capital of Valens consists of 700,000,000 Valens ordinary shares, no par value per share. As of September 30, 2022, we had 99,438,211 ordinary shares issued and outstanding.

All of the outstanding Valens ordinary shares are validly issued, fully paid and non-assessable. The Valens ordinary shares are not redeemable and do not have any preemptive rights.

Valens’ board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Valens may also issue and redeem redeemable securities on such terms and in such manner as Valens’ board of directors shall determine.

The following descriptions of share capital and provisions of the Amended and Restated Articles of Association are summaries and are qualified by reference to our Amended and Restated Articles of Association.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 513887042. Our affairs are governed by our Amended and Restated Articles of Association, applicable Israeli law and specifically, the Companies Law. Our purpose as set forth in our Amended and Restated Articles of Association is to engage in any lawful act or activity.

Voting Rights

All Valens Ordinary Shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid Valens ordinary shares are issued in registered form and may be freely transferred under our Amended and Restated Articles of Association unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of the New York Stock Exchange. The ownership or voting of Valens ordinary shares by non-residents of Israel is not restricted in any way by our Amended and Restated Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Election of Directors

Under our Amended and Restated Articles of Association, our board of directors must consist of not less than three but no more than eleven directors. Pursuant to our Amended and Restated Articles of Association, each of our directors will be appointed by a simple majority vote of holders of Valens ordinary shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Companies Law and our Amended and Restated Articles of Association. In addition, our Amended and Restated Articles of Association provide that vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our Amended and Restated Articles of Association, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Dividend and Liquidation Rights

Valens may declare a dividend to be paid to the holders of Valens ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Amended and Restated Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of Valens’ liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of Valens ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on Valens ordinary shares, proceeds from the sale of the Valens ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are or have been in a state of war with Israel.

Registration Rights

Concurrently with the execution of the Business Combination Agreement, Valens, the Sponsor and certain shareholders of Valens entered into the Investors’ Rights Agreement pursuant to which, following completion of the Transactions, Valens agreed to register for resale upon demand certain Valens ordinary shares that are held by the parties thereto from time to time. In certain circumstances, various parties to the Investors’ Rights Agreement will also be entitled to customary piggyback registration rights, in each case subject to certain limitations set forth in the Investors’ Rights Agreement. In addition, the Investors’ Rights Agreement provides that Valens will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The rights granted under the Investors’ Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to Valens securities, and all such prior agreements shall be terminated.

Shareholder Meetings

Under Israeli law, Valens is required to hold an annual general meeting of its shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the amended and restated articles of association as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Valens’ issued and outstanding shares and 1% or more of Valens’ outstanding voting power or (b) 5% or more of Valens’ outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our amended and restated articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to the articles of association;

•	appointment, terms of service and termination of services of auditors;

•	appointment of directors, including external directors (if applicable);

•	approval of certain related party transactions;

•	increases or reductions of authorized share capital;

•	a merger; and

•

the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to our Amended and Restated Articles of Association, holders of the Valens ordinary shares have one vote for each Valens ordinary share held on all matters submitted to a vote of the shareholders at a general meeting of shareholders. The quorum required for Valens’ general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 331/3% of the total outstanding voting power of our shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting we qualify as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “Description of Valens Ordinary Shares—Shareholder Meetings.”

Vote Requirements

The Amended and Restated Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our Amended and Restated Articles of Association. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management—Compensation Committee” and “—Compensation Policy under the Companies Law.” Under our Amended and Restated Articles of Association, the alteration of the rights, privileges, preferences or obligations of any class of Valens’ shares (to the extent there are classes other than Valens ordinary shares) requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Under our Amended and Restated Articles of Association, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office, to amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office, or certain other provisions regarding our staggered board, shareholder proposals, the size of our board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting, and holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law, and any document Valens is required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Valens may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Anti-Takeover Provisions

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures in our Amended and Restated Articles of Association

The Companies Law allows us to create and issue shares having rights different from those attached to Valens ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the completion of the Business Combination, no preferred shares will be authorized under our Amended and Restated Articles of Association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of Valens ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our Amended and Restated Articles of Association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of our shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our Amended and Restated Articles of Association, as described above in “Description of Valens Ordinary Shares—Shareholder Meetings.” In addition, as disclosed under “Description of Valens Ordinary Shares—Election of Directors,” we have a classified board structure, which effectively limits the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Borrowing Powers

Pursuant to the Companies Law and our Amended and Restated Articles of Association, our board of directors may exercise all powers and take all actions that are not required under law or under our Amended and Restated Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our Amended and Restated Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Exclusive Forum

Our Amended and Restated Articles of Association of this offering provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in our Amended and Restated Articles of Association does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our Amended and Restated Articles of Association. If a court were to find the choice of forum provision contained in our Amended and Restated Articles of Association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations. Alternatively, if a court were to find these provisions of our Amended and Restated Articles of Association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our Amended and Restated Articles of Association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Transfer Agent and Registrar

The transfer agent and registrar for Valens ordinary shares is Continental Stock Transfer & Trust Company and its address is 1 State Street — 30th Floor, New York, New York 10004.    .

Description of Valens Warrants

Public Warrants

Each of the 11,500,000 public warrants entitles the registered holder to purchase one-half of one Valens ordinary share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing on the Effective Time. Pursuant to the Valens Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrant holder. However, except as set forth below, no warrants will be exercisable for cash unless Valens has an effective and current registration statement covering the Valens ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Valens ordinary shares. Under the terms of the Valens Warrant Agreement, Valens has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the Valens ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, Valens cannot assure you that it will be able to do so. Notwithstanding the foregoing, if a registration statement covering the Valens ordinary shares issuable upon exercise of the warrants is not effective, warrant holders may, until such time as there is an effective registration statement and during any period when Valens shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Valens ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Valens ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Valens ordinary shares for the 10 trading days ending on the day prior to the date of exercise. For example, if a holder held 300 warrants to purchase 150 ordinary shares and the fair market value on the date prior to exercise was $15.00, that holder would receive 35 ordinary shares without the payment of any additional cash consideration. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire September 29, 2026 at 5:00 p.m., Eastern Standard Time.

Valens may call the outstanding public warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•

if, and only if, the reported last sale price of the Valens ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders (the “Force-Call Provision”), and

•

if, and only if, there is a current registration statement in effect with respect to the Valens ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the Valens warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If Valens calls the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Valens ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Valens ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of Valens ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Valens will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants will be issued in registered form pursuant to the Valens Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Valens Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Valens ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Valens ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Valens ordinary shares and any voting rights until they exercise their warrants and receive Valens ordinary shares. After the issuance of Valens ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the Valens ordinary shares outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Valens ordinary shares and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Valens will, upon exercise, round down to the nearest whole number the number of Valens ordinary shares to be issued to the warrant holder.

An exchange offer made to both the publicly traded warrants and the warrants held by our sponsor on the same terms will not constitute an amendment requiring consent of any warrant holder.

Private Warrants

Each of the 6,660,000 Private Warrants will not be redeemable by Valens, regardless of the holder’s identity. The holders have the option to exercise the Private Warrants on a cashless basis at any time into Valens ordinary shares. Except as described above, the Private Warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period.

SELLING SHAREHOLDER

On September 29, 2021, we consummated the Business Combination.

The Selling Shareholders may offer and sell, from time to time, any or all of the ordinary shares being offered for resale by this prospectus.

In addition, this prospectus relates to the offer and sale of up to 5,750,000 ordinary shares that are issuable by us upon the exercise of the public warrants, which were previously registered.

The term “Selling Shareholder” includes the shareholder listed in the table below and its permitted transferees.

The table below provides, as of September 30, 2022 information regarding the beneficial ownership of our ordinary shares of the Selling Shareholder, the number of ordinary shares that may be sold by the Selling Shareholder under this prospectus and that the Selling Shareholder will beneficially own after this offering. We had 99,438,211 ordinary shares outstanding as of September 30, 2022.

Because the Selling Shareholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Shareholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Shareholder and further assumed that the Selling Shareholder will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

	Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby		Number Beneficially Owned After Offering	Percent Owned After Offering
PTK Holdings LLC	6,511,668	3,330,000	(1)	—	—

(1)	Consists of 3,330,000 ordinary shares underlying warrants to purchase ordinary shares. The address of PTK Holdings LLC is 4601 Wilshire Boulevard Suite 240, Los Angeles, CA 90010-3883.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations for U.S. Holders (as defined below) concerning the ownership and disposition of Valens ordinary shares, as well as the potential application of Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) to Valens as a result of the Business Combination. This discussion applies only to the Valens ordinary shares that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the ownership and disposal of Valens ordinary shares. The effects of and consequences under other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Valens has not sought and will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities that use a mark to market method of accounting;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding Valens ordinary shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Valens ordinary shares being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more (by vote or value) of the outstanding Valens ordinary shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•	persons who hold or received Valens ordinary shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Valens ordinary shares that is eligible for the benefits of the income tax treaty between the United States and Israel (the “Treaty”) and is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

Treasury regulations that apply to taxable years beginning on or after December 28, 2021 may in some circumstances prohibit a U.S. person from claiming a foreign tax credit with respect to certain non-U.S. taxes that are not creditable under applicable income tax treaties. Accordingly, U.S. investors that are not eligible for Treaty benefits should consult their tax advisers regarding the creditability or deductibility of any Israeli taxes imposed on them. Accordingly, this discussion below with respect to foreign tax credits does not apply to investors who are not eligible for the benefits under the Treaty.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Valens ordinary shares, the tax treatment of an owner of such entity will depend on the status of the owner, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF VALENS ORDINARY SHARES.

U.S. Federal Income Tax Treatment of Valens

Tax Residence of Valens for U.S. Federal Income Tax Purposes

Although Valens is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not organized in the United States. Because Valens is an entity incorporated and tax resident in Israel, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. However, Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the former shareholders of the acquired U.S. corporation hold or are treated as holding, by vote or value, at least 80% (or 60% where Valens is tax resident in a jurisdiction other than Israel, which Valens believes was not applicable in respect of the Business Combination) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of tax residency relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, located and derived, respectively, in the country in which the foreign acquiring corporation is a tax resident after the acquisition. The Treasury regulations promulgated under Section 7874 of the Code (the “Section 7874 Regulations”) provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 of the Code as part of a plan or conducted over a 36-month period. Moreover, certain acquisitions of U.S. corporations over a 36-month period will impact the Section 7874 Percentage, making it more likely that Section 7874 of the Code will apply to a foreign acquiring corporation.

Valens has indirectly acquired substantially all of the assets of PTK as a result of the Business Combination. As such, Section 7874 of the Code may apply to cause Valens to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination depending on whether the Section 7874 Percentage equals or exceeds 80% or whether the Substantial Business Activities Exception is met.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, Valens believes that the Section 7874 Percentage of the PTK stockholders in Valens should have been less than 80% after the Business Combination. Accordingly, Valens is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Moreover, former PTK securityholders will be deemed to own an amount of Valens ordinary shares in respect to certain redemptions by PTK of shares of PTK common stock prior to the Business Combination for purposes of determining the Section 7874 Percentage. Accordingly, there can be no assurance that the IRS will not challenge the status of Valens as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of Code Valens’ status as a foreign corporation for U.S. federal income tax purposes, Valens and certain Valens shareholders generally would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Valens and potential future withholding taxes on distributions to non-U.S. Valens shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

However, even if the Section 7874 Percentage was such that Valens were still respected as a foreign corporation under Section 7874 of the Code, Valens may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If Valens were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of Valens attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Section 7874 of the Code would apply to such subsequent acquisition.

The remainder of this discussion assumes that Valens will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of PTK’s Tax Attributes and Certain Other Adverse Tax Consequences to Valens and Valens’ Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, such as in the Business Combination, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874 of the Code. Specifically, Section 7874 of the Code can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold or are treated as holding at least 60% (by vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, Valens currently believes that the Section 7874 Percentage should have been less than 60% after the Business Combination. Accordingly, the limitations and other rules described above and below are not expected to apply to Valens or PTK after the Business Combination.

If the Section 7874 Percentage applicable to the Business Combination is at least 60% but less than 80%, Valens and certain of Valens’ shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Valens include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%. PTK did not have tax attributes to offset any inversion gain which might exist, regardless of whether PTK had any amount of inversion gain. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, Valens does not believe that PTK had a significant amount of inversion gain as a result of the Business Combination. Moreover, if it is determined that the Section 7874 Percentage is at least 60% (but less than 80%) and that Valens is tax resident in a jurisdiction other than Israel, Valens would be treated as a U.S. corporation under Section 7874 of the Code in the same manner as described above under “—Tax Residence of Valens for U.S. Federal Income Tax Purposes.”

The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such Treasury regulations, with possible retroactive effect) and is subject to certain uncertainties. There can be no assurance that the IRS will not challenge whether Valens is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Valens, significant adverse tax consequences would result for Valens and for certain Valens shareholders, including a higher effective corporate tax rate on Valens.

The remainder of this discussion assumes that the limitations and other rules described above do not apply to Valens or PTK after the Business Combination.

U.S. Federal Income Tax Considerations of Ownership and Disposition of Valens Ordinary Shares to U.S. Holders

Distributions on Valens Ordinary Shares

If Valens makes distributions of cash or property on the Valens ordinary shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of Valens’ current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. As Valens does not calculate its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “—Utilization of PTK’s Tax Attributes and Certain Other Adverse Tax Consequences to Valens and Valens’ Shareholders” and below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•

either (a) the ordinary shares are readily tradable on an established securities market in the United States (such as the NYSE, where the Valens ordinary shares are listed), or (b) Valens is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•

Valens is neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Valens’ taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that Valens will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and Israel. Furthermore, Valens will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for its taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Valens ordinary shares.

The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to certain exceptions (including the discussion in the next paragraph), dividends on Valens ordinary shares will constitute foreign source income for foreign tax credit limitation purpose. Israeli taxes withheld from dividends at a rate not exceeding any applicable rate provided by the Treaty may be creditable against the U.S. Holder’s U.S. federal income tax liability. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Valens with respect to the Valens ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” In lieu of claiming a foreign tax credit, U.S. Holders may elect to deduct foreign taxes (including Israeli taxes) in computing their taxable income, subject to applicable limitations. An election to deduct creditable foreign taxes instead of claiming foreign tax credits applies to all such foreign taxes paid or accrued in the taxable year.

If Valens is a “United States-owned foreign corporation,” however, subject to certain exceptions the portion of the dividends allocable to our U.S. source earnings and profits may be re-characterized as U.S. source for foreign tax credit purposes. A “United States owned foreign corporation” is any foreign corporation in which United States persons own, directly or indirectly, 50% or more of the stock (by vote or by value). The rules governing the treatment of foreign taxes and foreign tax credits are complex, and U.S. Holders should consult their own tax advisors about the impact of these rules in their particular situations.

Sale, Exchange, Redemption or Other Taxable Disposition of Valens Ordinary Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Valens ordinary shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Valens ordinary shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Valens ordinary shares generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Valens ordinary shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss for foreign tax credit purposes. Israeli taxes on capital gains will generally not be eligible for foreign tax credits to the extent that the U.S. Holder is entitled to an exemption from such taxes under Israeli domestic law or the Treaty. U.S. Holders are urged to consult their own tax advisors regarding their ability to obtain a foreign tax credit or deduction in other circumstances (including any applicable limitations), as well as the application of the Treaty in their particular circumstances.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Valens ordinary shares could be materially different from that described above if Valens is a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•

at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (including cash).

For this purpose, Valens will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Valens owns, directly or indirectly, 25% or more (by value) of the stock. Passive income generally includes dividends, interest, rents, royalties and capital gains.

Based on the composition of the income, assets and operations of Valens and its subsidiaries, Valens believes that it was not a PFIC for 2021. However, there can be no assurances in this regard, nor can there be any assurances that Valens will not be a PFIC in 2022 or any other future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Valens can make no assurances that the IRS will not challenge any position taken with respect to its PFIC status or that a court will not sustain such a challenge by the IRS.

Whether Valens or any of its subsidiaries is a PFIC is determined on an annual basis and is subject to significant uncertainty. The determination of whether Valens or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of Valens’ income and assets, and the value of its and its subsidiaries’ shares and assets from time to time (including the value of Valens’ goodwill, which may be determined, in large part, by reference to the market price of Valens ordinary shares from time to time, which has been, and may continue to be, volatile and has declined substantially since the Business Combination). Changes in the composition of the income or assets of Valens and its subsidiaries may cause Valens to be or become a PFIC for 2022 or one or more future taxable years. In particular, because the value of Valens’ goodwill may be determined by reference to the market price of Valens ordinary shares from time to time, and because Valens holds and may continue to hold significant amounts of cash and cash equivalents, the risk that Valens will be a PFIC for any taxable year will increase if the market price of Valens ordinary shares declines.

Under the PFIC rules, if Valens is a PFIC at any time that a U.S. Holder owns Valens ordinary shares, Valens will continue to be treated as a PFIC with respect to such investment unless (i) it ceases to be a PFIC and (ii) the U.S. Holder makes a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Valens ordinary shares at their fair market value on the last day of the last taxable year in which Valens is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below, but any loss would not be recognized. After the deemed sale election, the Valens ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Valens subsequently becomes a PFIC.

For each taxable year that Valens is treated as a PFIC with respect to a U.S. Holder’s Valens ordinary shares, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Valens ordinary shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Valens ordinary shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Valens ordinary shares;

•

the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Valens is a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Valens ordinary shares cannot be treated as capital gains, even though the U.S. Holder holds the Valens ordinary shares as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Valens may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”) if Valens is treated as a PFIC. There can be no assurance, however, that Valens does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Valens’ subsidiaries.

If Valens is a PFIC, a U.S. Holder of Valens ordinary shares may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its Valens ordinary shares only if Valens provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Upon written request, Valens will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the Valens ordinary shares in the event Valens is treated as a PFIC for any taxable year. There can be no assurance, however, that Valens will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

In the event Valens is a PFIC, a U.S. Holder that makes a QEF election with respect to its Valens ordinary shares would generally be required to include in income for each year that Valens is treated as a PFIC the U.S. Holder’s pro rata share of Valens’ ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Valens ordinary shares. Any net deficits or net capital losses of Valens for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the Valens ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the Valens ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the Valens ordinary shares by a corresponding amount.

If Valens owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Valens’ providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the Valens ordinary shares in which Valens is a PFIC, then the Valens ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its Valens ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Valens ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its Valens ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election in case Valens is a PFIC for any taxable year.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its Valens ordinary shares to elect out of the Excess Distribution Rules discussed above if Valens is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its Valens ordinary shares, such U.S. Holder will include in income for each year that Valens is treated as a PFIC with respect to such Valens ordinary shares an amount equal to the excess, if any, of the fair market value of the Valens ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Valens ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Valens ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Valens ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Valens ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Valens ordinary shares, as well as to any loss realized on the actual sale or disposition of the Valens ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Valens ordinary shares previously included in income. A U.S. Holder’s basis in the Valens ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Valens makes would generally be subject to the rules discussed above under “ — Distributions on Valens ordinary shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Valens ordinary shares, which are listed on the NYSE, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that Valens ordinary shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs the shares of which are not “marketable stock”, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Valens.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Valens ordinary shares in which Valens is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the Valens ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its Valens ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if Valens is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Foreign Account Tax Compliance Act

The United States Foreign Account Tax Compliance Act, or FATCA, imposes a reporting regime and, potentially, a 30% withholding tax on certain payments made to certain non-U.S. financial institutions and non-financial institutions that fail to comply with certain information reporting, account identification, withholding, certification and other FATCA related requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. To avoid becoming subject to FATCA withholding, we may be required to report information to the IRS regarding the holders of Valens ordinary shares and to withhold on a portion of payments with respect to our ordinary shares to certain holders that fail to comply with the relevant information reporting requirements (or that hold our ordinary shares directly or indirectly through certain non-compliant intermediaries). This withholding tax made with respect to Valens ordinary shares will not apply to payments made before the date that is two years after the date of publication of final regulations defining the term “foreign passthru payment”. An intergovernmental agreement between the United States and another country may also modify these requirements. FATCA is particularly complex and its application is uncertain at this time. Holders of our ordinary shares should consult their tax advisors to obtain a more detailed explanation of FATCA and to learn how FATCA might affect each holder in its particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. Holders of Valens ordinary shares and the proceeds received on sale or other taxable the disposition of Valens ordinary shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Valens ordinary shares and proceeds from the sale, exchange, redemption or other disposition of Valens ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of ordinary shares of Valens Semiconductor Ltd. (“Valens”) You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of the material Israeli tax laws applicable to Valens, and certain Israeli Government programs that benefit Valens. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of Valens ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities, trusts or foundations, partnerships, controlled foreign corporations and any other type of taxpayer that are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, Valens cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduces the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Beneficiary Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to the corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies”.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain defense loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

•

Amortization of the cost of purchased patent, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•

Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies; 137 Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering. Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, related to scientific research and development for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	The research and development must be for the promotion of the company; and

•	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

Every year, we apply to the Israel Innovation Authority of the Israeli Ministry of Economy and Industry (formerly known as Office of Chief Scientist) (“IIA”) for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year they were incurred, we will be able to deduct research and development expenses during a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain eligible companies with incentives for capital investments in production facilities (or other eligible assets) and certain tax benefits with respect to certain eligible income.

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or instead irrevocably, elect to forego such benefits and apply the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Preferred or Special Preferred Technological Enterprises, alongside the existing tax benefits.

The following discussion is a summary of the Investment Law following its most recent amendments:

Tax benefits under the 2011 amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations–0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations)–20%, subject to a reduced tax rate under the provisions of any applicable double tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate).

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

As of December 31, 2021 Valens did not apply the new benefits under the Preferred Enterprise regime.

New tax benefits under the 2017 amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises”, as described below, and is in addition to the other existing tax beneficial programs under the Investment Law. The 2017 Amendment will apply to a Preferred Company which meets the “Preferred Enterprise” condition and certain additional conditions, including, all the following:

•	the company’s average R&D expenses in the three years prior to the current tax year must be greater than or equal to the average of 7% of its total revenue or exceed NIS 75 million per year; and

•

the company must also satisfy one of the following conditions: (1) the full salary of the lowest between at least 20% of the company’s overall workforce, or at least 200 employees, was recorded and paid as R&D expenses in the company’s financial statements; (2) a venture capital investment of an amount of at least NIS 8 million was previously made in the company; or (3) a growth in sales by an average of 25% over the three years preceding the tax year (provided transactions revenue of over NIS 10 million for the said years); (4) a growth in workforce by an average of 25% over the three years preceding the tax year (provided that the company employed at least 50 employees in the said years)

A Preferred Company satisfying certain conditions (including the conditions as stated above) will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income”, as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in development zone “A”. In addition, a Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (group-consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise to Israeli shareholders paid out of Preferred Technological Income, are generally subject to withholding tax at source at the rate of 20% (in the case of non-Israeli shareholders—subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate, 20%, or such lower rate as may be provided in an applicable tax treaty). However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, the aforesaid will apply). If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4%. Please note that the reduced withholding tax rate of 4% will apply only on profits generated after the Preferred Technological Enterprise was acquired by a foreign company.

As of December 31, 2021 Valens did not apply for a tax ruling from the Israeli Tax Authority or implemented benefits under The Preferred Technological Enterprise regime.

From time to time, the Israeli Government has discussed reducing the benefits available to companies under the Investment Law. The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

Israeli Transfer Pricing Regulations

On November 29, 2006, Income Tax Regulations (Determination of Market Terms) promulgated under Section 85A of the Tax Ordinance, came into effect (“TP Regulations”). Section 85A of the Tax Ordinance and the TP Regulations generally require that all cross-border transactions carried out between related parties be conducted on an arm’s length principle basis and will be taxed accordingly.

Taxation of our shareholders

Capital gains taxes applicable to non-Israeli resident shareholders.

Israeli capital gains tax is imposed on the disposition of capital assets by a non-Israeli resident if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Israeli tax law distinguishes between “Real Capital Gain” and “Inflationary Surplus.” Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase in the relevant asset’s price that is attributable to the increase in the Israeli Consumer Price Index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus is currently not subject to tax in Israel. Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus. Generally, Real Capital Gain accrued by individuals on the sale of Valens ordinary shares will be taxed at the rate of 25%. However, if the shareholder is a “substantial shareholder” at the time of sale or at any time during the preceding 12- month period (or claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares), such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person with respect to the material matters of the corporation on a permanent basis pursuant to an agreement, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Real Capital Gain derived by corporations will be generally subject to a corporate tax rate of 23% (in 2022).

A non-Israeli resident that derives capital gains from the sale of shares or a right to shares of an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if the capital gains derived from the sale of the shares or right to shares were not attributed to a fixed enterprise that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) hold, whether directly or indirectly, more than 25% of the means of control, as such term is defined above, in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares or right to shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA). For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares or a right to shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless either: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares or a right to shares would be subject to Israeli tax, to the extent applicable.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., resident certificate or other documentation).

Capital gains taxes applicable to Israeli resident shareholders.

An Israeli resident corporation that derives capital gains from the sale of shares or a right to shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23%. An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder claims deduction of interest expenditures or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2021). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of the shares or a right to shares. With respect to corporate investors, capital gain tax equal to the corporate tax rate (23% starting in 2018) will be imposed on the sale of our traded shares , unless contrary provisions in a relevant tax treaty applies.

Taxation of Israeli shareholders on receipt of dividends.

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or a Preferred Technological Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129(C)(a)(1) of the Israeli Tax Ordinance is exempt from tax on dividend.

Taxation of non-Israeli shareholders on receipt of dividends.

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise and subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced 15%) 20% if the dividend is distributed from income attributed to a Preferred Enterprise or a Technological Enterprise, and 4% if the dividend is distributed from income attributed to a Technological Enterprise to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, (please note that the reduced withholding tax rate of 4% will apply only on profits generated after the Preferred Technological Enterprise was acquired by a foreign company), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, Beneficiary Enterprise, a Preferred Enterprise or a Technological Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Beneficiary Enterprise, Preferred Enterprise or a Preferred Technological Enterprise are not entitled to such reduced rate under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise, Preferred Enterprise or a Preferred Technological Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the Israeli Tax Authorities to the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will be required to comply with certain administrative procedures with the Israeli Tax Authorities in order to receive a refund of the excess tax withheld.

A foreign resident receiving dividend income from an Israeli company, from which the full tax was deducted, will generally be exempt from filing a tax return in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not obligated to pay Surtax (see below) in accordance with section 121B of the Ordinance.

Israeli Tax Withholding.

In addition to all of the above, any payment made by an Israeli resident company may be subject to Israeli withholding tax, regardless of whether the recipient should be subject to Israeli tax with respect to the receipt of such payment, unless the recipient provides the company with a valid certificate issued by the Israel Tax Authority to exempt the recipient from such withholding tax liability.

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 663,240 for 2022, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

PLAN OF DISTRIBUTION

The Selling Shareholder, which as used here includes donees, pledgees, transferees or other successors-in-interest selling warrants, ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their warrants, ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholder may use any one or more of the following methods when disposing of warrants, shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the warrants or ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholder under this prospectus. The Selling Shareholder also may transfer the warrants or ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our warrants, ordinary shares or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or ordinary shares in the course of hedging the positions they assume. The Selling Shareholder may also sell warrants or our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the warrants or ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of warrants or shares offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Shareholder and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the warrants or our ordinary shares to be sold, the name of the Selling Shareholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the warrants or ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the warrants or ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of warrants or shares in the market and to the activities of the Selling Shareholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the Selling Shareholder to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities no longer constitute registrable securities pursuant to our contractual obligations.

LEGAL MATTERS

Meitar | Law Offices has passed upon the validity of our ordinary shares offered by this prospectus.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short- swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We have filed with the SEC a “shelf’ registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act of 1933, as amended, with respect to the ordinary shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://www.valens.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information in this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference in this prospectus is considered to be a part of this prospectus. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2021;

•	our Report on Form 6-K filed with the SEC on October 6, 2022; and

•

our Registration Statement on Form 8-A filed with the SEC on September 27, 2021, which incorporates by reference the description of our ordinary shares from our Registration Statement on Form F-4, and any amendment and report filed for the purpose of updating such description.

All subsequent annual reports on Form 20-F that we file with the SEC pursuant to the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), after the date hereof and prior to the completion or termination of this offering, shall be incorporated by reference. We may incorporate by reference any reports on Form 6-K that we furnish to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus after the date hereof and prior to the completion or termination of the offering of securities under this prospectus.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Reports on Form 20-F and Reports on Form 6-K and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.valens.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it Forms a part. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents incorporated by reference in this prospectus at no cost, upon written or oral request to us at the following address: investors@valens.com, Valens Semiconductor Ltd., 8 Hanagar St. POB 7152, Hod Hasharon 4501309, Israel.

VALENS SEMICONDUCTOR LTD.

9,080,000 Ordinary Shares

PROSPECTUS

, 2022

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers

The Companies Law, 5759-1999 provides that a company may not exempt or indemnify a director or an executive officer (each an “Officer”) for, or enter into an insurance contract that would provide coverage for, any liability incurred as a result of any of the following: (i) a breach by the Officer of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, due to a breach of his or her duty of loyalty to the company committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the company; (ii) a breach by the Officer of his or her duty of care to the company committed intentionally or recklessly; (iii) any act or omission done with the intent of unlawfully realizing personal gain; or (iv) a fine, monetary sanction, forfeit or penalty imposed upon an Officer. In addition, the Companies Law provides that Officers can only be exempted in advance with respect to liability for damages caused as a result of a breach of their duty of care to the company (but not for such breaches committed intentionally or recklessly, as noted above, or in connection with a distribution (as defined in the Companies Law)).

Valens’ Articles of Association include provisions under which officers are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

Item 9.	Exhibits

Exhibit Number	Description

2.1	Business Combination Agreement, dated as of May 25, 2021, by and among Valens, PTK and Merger Sub (included as Annex A to the proxy statement/prospectus) (incorporated by reference to Exhibit 4.1 to Valens Semiconductor Ltd.’s Form 20-F filed with the SEC on March 2, 2022 as amended).

3.1	Amended and Restated Articles of Association of Valens (incorporated by reference to Exhibit 1.1 to Valens Semiconductor Ltd.’s Form 20-F filed with the SEC on March 2, 2022).

4.1	Warrant Agreement, dated as of July 13, 2020, between Continental and PTK (incorporated by reference to PTK’s Current Report on Form 8-K filed on July 21, 2020).

4.2	Specimen Ordinary Share Certificate of Valens (incorporated by reference to Exhibit 4.7 to Valens Semiconductor Ltd.’s Form F-4 filed with the SEC on August 26, 2021, as amended).

4.3	Specimen Warrant Certificate of Valens (incorporated by reference to Exhibit 4.8 to Valens Semiconductor Ltd.’s Form F-4 filed with the SEC on August 26, 2021, as amended).

4.4	Form of Amended and Restated Warrant Agreement, by and among Valens, PTK and Continental. (incorporated by reference to Exhibit 4.9 to Valens Semiconductor Ltd.’s Form F-4 filed with the SEC on August 26, 2021, as amended).

4.6	Second Amended and Restated Investors’ Rights Agreement, dated as of May 25, 2021, by and among Valens, certain equityholders of Valens and certain equityholders of PTK. (incorporated by reference to Exhibit 4.10 to Valens Semiconductor Ltd.’s Form F-4 filed with the SEC on August 26, 2021, as amended).

5.1	Opinion of Meitar | Law Offices as to the validity of the Valens Semiconductor Ltd. ordinary shares (incorporated by reference to Exhibit 5.1 to Valens Semiconductor Ltd.’s Form F-1 filed with the SEC on October 20, 2021).

Exhibit Number	Description

10.1	Form of Subscription Agreement, by and between Valens and the subscribers party thereto (incorporated by reference to Exhibit 10.4 to Valens Semiconductor Ltd.’s Form F-4 filed with the SEC on August 26, 2021, as amended).

10.2 †††	Form of Director and Officer Indemnification Agreement. (incorporated by reference to Exhibit 10.5 to Valens Semiconductor Ltd.’s Form F-4 filed with the SEC on August 26, 2021, as amended).

10.3 †††	Valens Semiconductor Ltd. Compensation Policy (incorporated by reference to Exhibit 4.7 to Valens Semiconductor Ltd.’s Form 20-F filed with the SEC on March 2, 2022).

10.4 †††	Investment Management Trust Agreement, dated as of July 13, 2020, by and between Continental and PTK (incorporated by reference to Exhibit 10.2 to PTK’s Current Report on Form 8-K filed on July 21, 2020).

10.5	Form of Support Agreement, dated as of May 25, 2021, by and among Valens, PTK and certain equityholders of Valens. (Incorporated by reference to Exhibit 10.2 to Valens Semiconductor Ltd.’s Form F-4 filed with the SEC on August 26, 2021, as amended).

10.6	Sponsor Letter Agreement, dated as of May 25, 2021, by certain officers, directors and initial stockholders of PTK in favor of Valens and PTK. (incorporated by reference to Exhibit 10.3 to Valens Semiconductor Ltd.’s Form F-4 filed with the SEC on August 26, 2021, as amended).

10.7†††	Valens Semiconductor Ltd. 2007 Option Plan (incorporated by reference to Exhibit 4.14 to Valens Semiconductor Ltd.’s Form 20-F filed with the SEC on March 2, 2022).

10.8†††	Valens Semiconductor Ltd. 2012 Option Plan (incorporated by reference to Exhibit 4.15 to Valens Semiconductor Ltd.’s Form 20-F filed with the SEC on March 2, 2022).

10.9†††	Valens Semiconductor Ltd. 2021 Share Incentive Plan (incorporated by reference to Exhibit 4.16 to Valens Semiconductor Ltd.’s Form 20-F filed with the SEC on March 2, 2022).

10.10†††	Valens Semiconductor Ltd. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.17 to Valens Semiconductor Ltd.’s Form 20-F filed with the SEC on March 2, 2022).

21.1	List of subsidiaries of Valens Semiconductor Ltd. (incorporated by reference to Exhibit 21.1 to Valens Semiconductor Ltd.’s Form F-4 filed with the SEC on August 26, 2021, as amended).

23.1*	Consent of Kesselman & Kesselman, Certified Public Accounts (Isr.), a member firm of Pricewaterhousecoopers International Limited, independent registered public accounting firm

23.3	Consent of Meitar | Law Offices (incorporated by reference to Exhibit 5.1 to Valens Semiconductor Ltd.’s Form F-1 filed with the SEC on October 20, 2021).

24.1	Power of Attorney (included on the signature page to Valens Semiconductor Ltd.’s Form F-1 filed with the SEC on October 20, 2021).

107*	Filing Fee table.

*	Filed herewith.
†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.
†††	Indicates a management contract or compensatory plan.

Item 10.	Undertakings

The undersigned hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(2)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l), (a)(2) and (a)(3) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)

that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)

to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3;

(e)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(1)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(f)

that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hod Hasharon, Israel on October 6, 2022.

VALENS SEMICONDUCTOR LTD.

By:	/s/ Gideon Ben-Zvi
Name: Gideon Ben-Zvi Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on October 6, 2022 in the capacities indicated:

Name	Position

/s/ Gideon Ben-Zvi	Chief Executive Officer and Director
Gideon Ben-Zvi	(Principal Executive Officer)

*	Chief Financial Officer
Dror Heldenberg	(Principal Financial Officer and Principal Accounting Officer)

*	Director
Peter Mertens

*	Director
Yahal Zilka

*	Director
Eyal Kishon

*	Director
Dror Jerushalmi

*	Director
Moshe Lichtman

*	Director
Michael Linse

*	Director
Ker Zhang

*	Director
Adi Yarel Toledano

*By:	/s/ Gideon Ben-Zvi
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Valens Semiconductor Ltd. has signed this prospectus in the City of New York, State of New York, on October 6, 2022.

Authorized U.S. Representative-Cogency Global Inc.

/s/ Colleen A. De Vries	Authorized Representative in the United States
Colleen A. De Vries Senior Vice President on behalf of Cogency Global Inc.